Exhibit 4(d)(ix)
AMENDMENT NUMBER EIGHT
TO THE
HARRIS CORPORATION RETIREMENT PLAN
     WHEREAS, Harris Corporation, a Delaware corporation (the “Corporation”), heretofore has adopted and maintains the Harris Corporation Retirement Plan, as amended and restated effective July 1, 2007 (the “Plan”);
     WHEREAS, pursuant to Section 17.1 of the Plan, the Management Development and Compensation Committee of the Corporation’s Board of Directors (the “Compensation Committee”) has the authority to amend the Plan;
     WHEREAS, pursuant to Section 13.3 of the Plan, the Compensation Committee has delegated to the Employee Benefits Committee of the Corporation (the “Employee Benefits Committee”) the authority to adopt non-material amendments to the Plan;
     WHEREAS, the Employee Benefits Committee desires to amend the Plan (i) to change the Plan’s definition of “Plan Year” from a fiscal year to a calendar year, with a resulting short plan year ending on December 31, 2009 and (ii) to reflect certain provisions of the Pension Protection Act of 2006; and
     WHEREAS, the Employee Benefits Committee has determined the above-described amendments to be non-material.
     NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective as of December 31, 2009 or as of such other date set forth herein, as follows:
     1. Effective as of January 1, 2008, the definition of “Eligible Retirement Plan” in Article 2 hereby is amended to read as follows:
     Eligible Retirement Plan. Any of (i) an individual retirement account described in section 408(a) of the Code (including a Roth IRA described in section 408A of the Code), (ii) an individual retirement annuity described in section 408(b) of the Code (including a Roth IRA described in section 408A of the Code, and excluding any endowment contract), (iii) an employees’ trust described in section 401(a) of the Code which is exempt from tax under section 501(a) of the Code, (iv) an annuity plan described in section 403(a) of the Code; (v) an eligible deferred compensation plan described in section 457(b) of the Code which is maintained by a state, political subdivision of a state or any agency or instrumentality of a state or political subdivision of a state which agrees to account separately for amounts transferred into such plan and (vi) an annuity contract described in section 403(b) of the Code.
     2. The definition of “Plan Year” in Article 2 hereby is amended to read as follows:
     Plan Year. Effective January 1, 2010, the calendar year. A short “Plan Year” was maintained that began on July 4, 2009 and ended on December 31, 2009. Prior thereto, the “Plan Year” was the Fiscal Year.
     3. The last sentence of Section 4.4 hereby is amended to replace the phrase “which ends with such Plan Year” set forth therein with the phrase “which ends within or with such Plan Year”.
     4. The first sentence of Section 6.4 hereby is amended to replace the phrase “fiscal year of such Employers that ends with such Plan Year” set forth therein with the phrase “fiscal year of such Employers that ends within or with such Plan Year”.
     5. The last sentence of Section 9.6 hereby is amended to read as follows, with clause (i) of such sentence effective as of January 1, 2007 and the remainder of such sentence effective as of January 1, 2008:
Notwithstanding the foregoing, (i) any portion of an eligible rollover distribution that consists of after-tax contributions may be transferred only to (X) an individual retirement account or annuity described in section 408(a) or (b) of the Code or (Y) a qualified plan described in section 401(a) or 403(a) of the Code or an annuity contract described in section 403(b) of the Code that agrees to account separately for amounts so transferred; (ii) a Participant’s Designated Roth Account may be transferred only to another designated Roth contributions account under an applicable retirement plan described in section 402A(e)(1) of the Code or to a Roth IRA described in section 408A of the Code, and only to the extent the rollover is permitted by the rules of section 402(c)(2) of the Code; (iii) if the distributee is a nonspouse Beneficiary, the eligible rollover distribution may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code and only if such account or annuity has been established for the purpose of receiving such distribution on behalf of the nonspouse Beneficiary and will be treated as an inherited individual retirement account or annuity pursuant to the provisions of section 402(c)(11) of the Code and (iv) prior to January 1, 2010, an eligible rollover distribution of amounts other than amounts in a Participant’s Designated Roth Account may be transferred to a Roth IRA only if the modified adjusted gross income and other limits of section 408A(c)(3)(B) of the Code are satisfied.

     APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on this 8th day of December, 2009.

/s/ John D. Gronda
John D. Gronda, Secretary

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